Exhibit 99.1

NEWCO ABL FACILITY SYNDICATION PROCEDURES1

1.
This is a notification of the syndication procedures with respect to committing to participate as a lender in the NewCo ABL Facility. Commencing on June 30, 2016, each Eligible Holder (as defined below) that is a Second Lien Noteholder shall have the opportunity (the “Opportunity”) to commit to purchase up to its respective Pro Rata portion (based on the principal amount of Second Lien Notes beneficially owned by such Eligible Holder relative to the aggregate outstanding principal amounts of all Second Lien Notes) of the aggregate commitments under the NewCo ABL Facility, subject in all respects to the terms and conditions of these syndication procedures and the applicable subscription documents.

2.
For purposes hereof, an “Eligible Holder” means each person or entity that is a beneficial owner of the Second Lien Notes on June 30, 2016 (the “Record Date”). The term Eligible Holder includes, but is not limited to, certain entities owned, controlled, managed, advised or sub-advised by Steelhead Partners, LLC; Bain Capital Credit; Blue Mountain Capital Management, LLC; and River Birch Capital, LLC, who are beneficial owners of Second Lien Notes (collectively, the "NewCo Facility Backstop Parties").

3.
The Debtors will commence the syndication process no later than June 30, 2016 by (A) filing a Form 8-K with the SEC announcing the commencement of, and briefly describing, the syndication process and directing interested Eligible Holders to Kurtzman Carson Consultants LLC (the “Information Agent”) for further information and (B) directing the Information Agent to distribute the relevant subscription documents to Eligible Holders.

4.
The subscription documents will include: (a) a Subscription Form (together with instructions); (b) a counterpart signature page to the credit agreement for the NewCo ABL Facility (the “NewCo ABL Facility Credit Agreement”); and (c) such other documents as the administrative agent for the NewCo ABL Facility Credit Agreement (the “Administrative Agent”) may reasonably require (including, without limitation, in connection with any “know your customer” policies). Copies of the relevant subscription documents may be obtained by contacting the Information Agent, Kurtzman Carson Consultants LLC at ANR NewCo ABL Facility Syndication, c/o KCC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, Telephone: (877) 833-4150, Email: anrnewcoabl@kccllc.com.

5.
The syndication process will expire at 5:00 p.m., New York City Time, on July 20, 2016, unless extended or earlier terminated (the “Expiration Time”), in accordance with the applicable subscription documents. Any extension of the syndication process will be made by public announcement by the Debtors in a press release or Form 8-K.

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[1]
Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (the “Plan”), dated May 27, 2016 and attached as Exhibit A to the Notice of Filing of Solicitation Versions of (A) Second Amended Joint Plan of Reorganization and (B) Related Second Amended Disclosure Statement (Docket No. 2594), filed with the Bankruptcy Court on June 2, 2016.

6.
To participate in the Opportunity, Eligible Holders (other than the NewCo Facility Backstop Parties) must (i) complete and execute the subscription documents provided by the Information Agent, including a Subscription Form and a counterpart signature page to the NewCo ABL Facility Credit Agreement, and (ii) deliver such subscription documents to the Information Agent on or before the Expiration Time. Eligible Holders other than the NewCo Facility Backstop Parties) that do not return the applicable subscription documents to the Information Agent by the Expiration Time will not be permitted to participate as lenders in the NewCo ABL Facility.

7.
The Information Agent shall promptly notify the Administrative Agent of its receipt of subscription documents and shall deliver the final syndication list to the applicable NewCo Facility Backstop Parties and the Debtors promptly after the Expiration Time.

8.
All notices and other communications required to be delivered to the Information Agent pursuant to these syndication procedures shall be made in writing, or by any telecommunication device capable of creating a written record, and addressed as follows:

ANR NewCo ABL Facility Syndication
c/o Kurtzman Carson Consultants LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Telephone: (877) 833-4150
anrnewcoabl@kccllc.com

9.
If the syndication process is terminated as a result of the failure of the Plan to be confirmed or consummated in accordance with its terms, the subscription documents submitted by participating Eligible Holders will terminate.

10.
If an Eligible Holder transfers any Second Lien Notes following the commencement of the syndication process, such Eligible Holder shall be responsible for providing its transferee with all the documentation it receives related to this Opportunity. If an Eligible Holder elects to participate in this Opportunity, such Eligible Holder will not be permitted to assign all or any portion of its Second Lien Notes prior to the Effective Date of the Plan.